Exhibit 99.1

Mimecast Hires New Talent to Help Drive Next Phase of Growth

Heather Bentley to Join as Senior Vice President of Customer Success; Susan Vaillancourt Joins as New Vice President of Brand Strategy; and Alpna J. Doshi Named to Board of Directors effective December 1, 2019

Lexington, MA - November 07, 2019 – Mimecast Limited (NASDAQ: MIME), a leading email and data security company, announced three new executive appointments to help drive the company’s next phase of growth. Heather Bentley, formerly of Symantec, will join Mimecast as the new Senior Vice President of Customer Success; Susan Vaillancourt, previously with Optiv, joins as the Vice President of Brand Strategy; and Alpna J. Doshi joins the Board of Directors.

“We’ve seen tremendous growth over the last several years requiring us to take an inside-out look at the business to understand how we can continue innovating, supporting customers and creating resilience – both in the technology we provide and our footprint in society. Customers are, by far, the heart of Mimecast and they are a vital part of the ecosystem for cyber resilience, which is why ensuring their success is second to none,” said Peter Bauer, chief executive officer at Mimecast.  The experience these leaders bring will truly help guide the success of our customers, our position in the market as we journey into our next phase of growth and innovation.”

Heather Bentley will join the company later this month as the new Senior Vice President of Customer Success. Previously, Heather was the Head of Customer Success in Europe for Automation Anywhere. For more than a decade, Heather held leadership positions at Symantec and recently was their Vice President of Premium Support and Customer Success. As the SVP of Customer Success at Mimecast, Heather will be responsible for leading the global customer success and services strategy to ensure alignment with corporate goals and initiatives. This will require her to drive cross functional initiatives and develop a roadmap to strategically engage, retain, and scale positive customer experiences. With the huge cyber security skills gap, there is an opportunity for Mimecast Legendary Customer Success to serve as a trusted security advisor to our valued customers. Heather’s experience building global services programs will help Mimecast expand its efforts in this area to deliver amazing customer engagements.

“I love Mimecast’s customer-first approach to doing business. There’s really a sense of wanting for each customer to have the best experience possible that resonated with me when talking to both executives and team members across the globe. I’m excited to take my passion for building customer success to Mimecast and help continue driving the Legendary Customer Success they’re known for,” said Heather Bentley.

Susan joins the company in a newly-created role as Vice President of Brand Strategy. She is responsible for growing brand recognition for Mimecast as a cyber resilience provider while also ensuring the brand provides a competitive advantage in key markets to help drive long-term value for the business. Susan joins Mimecast from Optiv, where she most recently served as vice president of brand and communications. During her nearly 10-year tenure with Optiv, among other high profile initiatives, Susan led brand and communications efforts for the merger of two $750M cybersecurity companies to create and grow a newly named company and brand.

Alpna J. Doshi has been elected to serve on Mimecast’s Board of Directors, beginning on December 1, 2019. Alpna is currently the Chief Digital Officer of Riverbed Technology.  Previously, she was the Global Chief Information Officer at Philips, a global healthcare technology company, where she oversaw the company’s IT strategic direction and execution. She also currently serves as the Executive Chairman of The DigiAlps Inc., a technology consulting company that she founded. Alpna has worked with various global technology and telecommunications companies for more than 25 years, and her experience helping these companies grow will be beneficial to Mimecast’s Board of Directors and management team.  Over her career, Alpna has established a reputation for being a strategic decision maker and technologist who helps organizations grow through different stages of transformation.

About Mimecast:

Mimecast is a cybersecurity and compliance provider that helps thousands of organizations worldwide make email safer, restore trust and strengthen cyber resilience. Mimecast’s expanded cloud suite enables organizations to implement a comprehensive cyber resilience strategy. From email and web security, archive and data protection, to awareness training, uptime assurance and more, Mimecast helps organizations stand strong in the face of cyberattacks, compliance risk, human error and technical failure. www.mimecast.com

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Alison Raymond Walsh
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Robert Sanders

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